EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Theodore H. Bunting, Jr., Senior Vice President and Chief Accounting Officer of Entergy Texas, Inc. (the “Servicer”), certify that:

(a) A review of the Servicer's activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Transition Property Servicing Agreement dated as of June 29, 2007 between Entergy Gulf States Reconstruction Funding I, LLC, as the Issuing Entity, and the Servicer (the “Servicing Agreement”) has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period, other than as identified on Schedule A attached hereto.

Date: March 29, 2010

Entergy Texas, Inc., as servicer

By: /s/ Theodore H. Bunting, Jr.
Name:  Theodore H. Bunting, Jr.
Title:  Senior Vice President and Chief Accounting Officer

Schedule A

Instances of Non-Compliance by the Servicer

1122(d)(3)(i):  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the Servicer.

Two monthly servicer certificates during the year ended December 31, 2009 were not delivered to Entergy Gulf States Reconstruction Funding I, LLC, the Public Utility Commission of Texas, the Indenture Trustee and the Rating Agencies on or before the required date as indicated by the Servicing Agreement.  Monthly servicer certificates are required to be delivered by the Servicer no later than the twenty-fifth day of each month.  One monthly servicer certificate which was due on or before May 25, 2009 was delivered on May 26, 2009, and another monthly servicer certificate which was due on or before June 25, 2009 was delivered on June 30, 2009.  Existing procedures have been reviewed to ensure that future monthly servicer certificates are delivered on or before the twenty-fifth day of each month.